INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL NAMES JOSEPH P. McCLELLAND
AS VICE-PRESIDENT, LOGISTICS AND SUPPLY CHAIN MANAGEMENT

St. Louis, Missouri, April 25, 2005 – W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced the appointment of Joseph P. McClelland, Jr. as Vice-President, Logistics and Supply Chain Management of the company.

Mr. McClelland has spent his career in supply chain management, serving most recently as Vice-President, International Supply Chain for The Home Depot, where he was responsible for the development and implementation of The Home Depot’s international supply chain. Prior to that, his work experience included supply chain development and consulting with KPMG Consulting, Fritz Companies, and Federated Department Stores. Mr. McClelland is a 1969 graduate of West Georgia College with a BBA in Accounting and Finance.

Mr. Holliman commented, “I am pleased that Joe has agreed to join our company as a key member of our management team. The growth of our import business has presented us with great logistic challenges, but also with significant opportunities to decrease costs and gain great efficiencies. At the same time, our commitment to provide greater service to the furniture consumer forces more attention on the timely flow of products. Joe’s extensive background in supply chain management, both international and domestic, makes him a perfect fit for our company. We look forward to the many contributions we know Joe will bring to this role.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.